Exhibit 99.1

Alliant Energy Corporate Headquarters 4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148 www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Alliant Energy announces expected losses from non-regulated business

MADISON, WI—October 24, 2011—Alliant Energy Corporation (NYSE:LNT) (the “Company”) today announced that it expects to record losses of approximately $0.09 per share in the third quarter of 2011 relating to its RMT, Inc. (RMT) business within non-regulated operations. The losses are largely due to issues RMT is experiencing with one of its solar subcontractors. Schedule delays, abandonment of work by the original subcontractor, and the need to hire another subcontractor to complete the project work have resulted in significant additional costs for RMT. RMT has filed a lawsuit against the subcontractor; however Alliant Energy is currently unable to predict the outcome of this lawsuit and thus, RMT has not recognized any potential benefits from the recovery of damages.

The Company currently believes that these unanticipated losses will not cause the Company’s consolidated earnings to fall outside of the 2011 consolidated earnings guidance range issued in December 2010 and updated in May 2011.

Alliant Energy Corporation is the parent company of two public utility companies—Interstate Power and Light Company and Wisconsin Power and Light Company—and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 413,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at http://www.alliantenergy.com/index.htm.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects,” “approximately,” “believes” or other words of similar import. Similarly, statements that describe future performance, plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others; project execution for RMT, Inc.; the ability of RMT to mitigate losses due to subcontractor problems; RMT’s ability to successfully pursue claims against its subcontractor; RMT’s ability to complete projects in a timely manner, IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, the earning of reasonable rates of return, and the payments to their parent of expected levels of dividends, the state of the economy, weather conditions, and other factors discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including Item 1A—Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 . These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

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